Exhibit (a)(1)(D)

Offer To Purchase
All Outstanding Shares of Common Stock
of
ENERNOC, INC.
a Delaware corporation
at
$7.67 NET PER SHARE IN CASH
Pursuant to the Offer to Purchase dated July 10, 2017
by
PINE MERGER SUB, INC.,
 a wholly owned subsidiary of
ENEL GREEN POWER NORTH AMERICA, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, AT THE END OF THE DAY ON FRIDAY, AUGUST 4, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

July 10, 2017

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Pine Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Enel Green Power North America, Inc., a Delaware corporation (“Parent”), itself a wholly owned subsidiary of Enel S.p.A., an Italian corporation, to act as Information Agent in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of EnerNOC, Inc., a Delaware corporation (“EnerNOC”), at a purchase price of $7.67 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 10, 2017 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”) which, together with the Offer to Purchase and other related materials, each as may be amended or supplemented from time to time, we refer to as the “Offer,” enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Certain conditions to the Offer are described in Section 14 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Purchase;
2.	The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;
3.	A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the “Depositary”) by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date;
4.	EnerNOC’s Solicitation/Recommendation Statement on Schedule 14D-9;
5.	A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and
6.	A return envelope addressed to the Depositary for your use only.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, AT THE END OF THE DAY ON FRIDAY, AUGUST 4, 2017, UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION DATE”).

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 21, 2017 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among Parent, Purchaser, EnerNOC and solely with respect to a guarantee of certain obligations of Parent and Purchaser, Enel S.p.A. The Merger Agreement provides that Purchaser will be merged with and into EnerNOC upon the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), with EnerNOC continuing after the Merger as the surviving corporation and a wholly owned subsidiary of Parent.

If the conditions to the Offer are satisfied and Purchaser accepts for payment the Shares validly tendered and not properly withdrawn, promptly after the consummation of the Offer, it is expected that the Merger will be consummated pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”) and no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of EnerNOC will be required in connection with the Merger.

EnerNOC’s Board of Directors has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, and in the best interest of, EnerNOC and its stockholders, (ii) agreed that the Merger shall be effected under Section 251(h) and other relevant provisions of the DGCL, (iii) approved the execution, delivery and performance by EnerNOC of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, and (iv) resolved to recommend that the stockholders of EnerNOC tender their Shares to Purchaser pursuant to the Offer.

In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary and either (A) the share certificates evidencing tendered Shares must be received by the Depositary or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described in the Offer to Purchase and a Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary (provided in the case of direct registration Shares neither (A) nor (B) will be required), in each case prior to the Expiration Date.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Depositary and Innisfree M&A Incorporated, as information agent (the “Information Agent”), as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials related to the Offer to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

Innisfree M&A Incorporated

Nothing contained herein or in the enclosed documents shall render you the agent of Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833